Exhibit 99.1

Investor Contact:

Stewart A. Fisher

EVP and CFO

(610) 409-2225

stewart.fisher@accellent.com

Immediate Release

Kenneth W. Freeman Named Executive Chairman of Accellent

Ron Sparks to Retire as of December 31, 2006

Wilmington, Mass. (December 21, 2006) — Accellent Inc., a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that Kenneth W. Freeman has been named Executive Chairman.  The appointment of Freeman, a member of Accellent’s board of directors, was made in connection with the departure of Ron Sparks, President and Chief Executive Officer, who will retire from the company effective December 31, 2006.

Accellent also announced that Stewart A. Fisher, Executive Vice President — Administration and Chief Financial Officer, will join with Freeman in the newly created Office of the Chairman.  Before joining Accellent in 2001, Fisher served as Chief Financial Officer of GenTek, Inc., a global manufacturer of telecommunications equipment.  His previous experience also included work at General Motors Corp., where he was a manager of corporate finance and capital markets in the Treasurer’s Office.

“We believe that Accellent has the potential to grow dramatically, taking advantage of its leadership position and manufacturing and engineering capabilities to deliver exceptional quality and service to customers around the world,” said Michael W. Michelson, director of Accellent and member of Kohlberg Kravis Roberts & Co.  “We appreciate Ron’s leadership and vision in building the company to this point, and we know that Accellent will continue to move forward under the direction of Ken and Stew.”

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Freeman was Chairman and CEO from 1995 to 2004 of Quest Diagnostics Incorporated, the nation’s leading provider of diagnostic testing. From 1972 to 1995, he served in many financial and general management roles at Corning Incorporated.  A managing director of KKR, he will also continue as Chairman and CEO of Masonite International.

“I look forward to working closely with Accellent’s experienced executive team as we begin this new chapter in the company’s growth,” said Freeman.  “Stew Fisher and I will provide day-to-day oversight of the business as we launch a search for the next Chief Executive Officer of Accellent.”

About Accellent

Accellent Inc. provides fully integrated, outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.  For more information please visit www.accellent.com.